Ernst & Young

Ernst & Young LLP
Chartered Accountants
Ernst & Young Tower
1000, 440 2nd Avenue S.W.
Calgary, Alberta T2P 5E9

Tel: 403 290 4100
Fax: 403 290 4265
ey.com/ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated October 31, 2008 pertaining to the registration of 150,000 Common Shares of Talisman Energy Inc. (the "Company") to be issued pursuant to the Company's Corporate Strategy Implementation Recognition Program (the "Statement") of our reports dated February 27, 2008, with respect to the consolidated financial statements of the Company incorporated by reference in its Annual Report (Form 40-F) for the year ended December 31, 2007 and the effectiveness of internal control over financial reporting of the Company filed with the Securities and Exchange Commission on March 7, 2008, as amended on March 14, 2008.

Ernst + Young LLP

Chartered Accountants

Calgary, Canada
October 31, 2008